EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 7th day of October, 2005, by and between Adsouth Partners, Inc., a Nevada corporation with its principal office at 1515 N. Federal Highway, Suite 418, Boca Raton, FL 33432 (the “Company”), and Anton Lee Wingeier, residing at _______________________________ (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company has engaged Executive as its chief financial officer and desires to continue to obtain the benefits of Executive’s knowledge, skill and ability in connection with the operations of the Company and to continue to employ Executive on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to provide his services to the Company and to accept employment by the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1. Employment and Duties.

(a) Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as its Chief Financial Officer, and he shall have the duties and responsibilities associated with the chief financial officer of a public corporation. Executive shall report to the Company’s board of directors (the “Board”) or chief executive officer, as the Board shall determine.

(b) Executive shall also perform such other duties and responsibilities for the Company as may be determined by the Board, as long as such duties and responsibilities are consistent with those of the Company’s Chief Financial Officer. Executive shall, if elected, serve as a director of the Company and any of its subsidiaries, provided that such duties are consistent with those of the Company’s Chief Financial Officer. Executive shall receive no additional compensation for services rendered pursuant to this Section 1(b).

(c) Unless terminated earlier as provided for in Section  5 of this Agreement, this Agreement shall have an initial term (the “Initial Term”) commencing as of the date of this Agreement and expiring on December 31, 2008, and shall continue on a month-to-month basis thereafter unless terminated by either the Company or Executive on not less than ninety (90) days written notice prior to the expiration of the Initial Term or thereafter on one month’s written notice. The Initial Term and the extensions are collectively referred to as the “Term.”

2. Executive’s Performance. Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall devote substantially all of his business time to the performance of his duties under this Agreement, and shall perform such duties diligently, in good faith and in a manner consistent with the best interests of the Company. Executive shall not be precluded from engaging in charitable and community activities, managing his personal and financial affairs and engaging in other non-competitive activities, provided that such activities shall not interfere in any material way with Executive’s duties pursuant to this Agreement. Executive will not be required to move his residence from South Florida.

3. Compensation and Other Benefits.

(a) For his services to the Company during the Term, the Company shall pay Executive a salary (“Salary”) at the annual rate of $175,000.

(b) In addition to the Salary, the Company shall pay Executive the following bonuses (collectively, the “Bonuses”):

(i) An initial bonus of $50,000, which is due and payable upon execution of this agreement.

(ii) The Company shall pay Executive quarterly bonuses within ten (10) days after the date the Form 10-Q or 10-QSB is filed with the SEC (the “Quarterly Bonuses”) as follows:

(A) For each quarter the Company will pay Executive a gross margin bonus calculated as the amount by which the Company’s product sector’s gross margin, determined in accordance with generally accepted accounting principles, consistently applied, for such quarter, exceeds the gross margin that would have resulted if it were 47% multiplied by 5%.

(B) For each quarter the Company will pay Executive an operating expense bonus calculated as the amount by which selling, administrative and other expense, determined in accordance with generally accepted accounting principles, consistently applied, for such quarter, less consulting fees, legal fees, non-cash stock expense and investor relations fees, as a percentage of consolidated revenues for the same period, has decreased from the immediately preceding quarter, multiplied by the consolidated revenues of the quarter, the product of which is then multiplied by one-half of the percentage decrease.

(C) For each quarter the Company will pay Executive a net income bonus calculated as the amount determined by multiplying net income before taxes determined in accordance with generally accepted accounting principles, consistently applied, but before debt extinguishment, interest expense on subordinated debentures and non-cash stock compensation expense multiplied by 7.5%.

(iii) The Company shall pay Executive an Annual Bonus calculated as the amount by which pre-tax net income determined in accordance with generally accepted accounting principles, consistently applied, but before debt extinguishment, interest expense on subordinated debentures and non-cash stock compensation expense has increased from the immediate prior year (provided that the prior year amount shall not be less than $0 for purposes of this annual bonus calculation) multiplied by 7.5%. The Annual Bonus shall be payable within ten (10) days after the date the Form 10-K or 10-KSB is filed with the SEC.

(iv) The Quarterly Bonuses and the Annual Bonus shall be payable if Executive is employed by the Company on the last day of the quarter or year, as the case may be, for which the Quarterly Bonus or Annual Bonus is payable, regardless of whether he is employed by the Company on the date payment is due.

(c) The Company will grant to the Executive on a periodic basis but not less than once annual, five year non-qualified stock options to purchase no less than the number of shares of the Company’s common stock determined by dividing (i) the dollar amount payable to Executive for the sum of the Quarterly Bonuses and the Annual Bonuses, by (ii) the exercise price per share. The exercise price per shall mean the closing price of the Company’s common stock on the principal market or exchange on which the stock is traded on the last trading day of the quarter. If, on any such trading day, there is no reported trading of the Company’s common stock, the closing price for that day shall mean the average of the closing high bid and low asked prices on such date. The options will become exercisable on the date the Company files a quarterly or annual report with the SEC which reflects net income for a quarter after the quarter for which the options were granted, and expires on the fifth anniversary of the last day of the calendar quarter for which the options were granted. The options shall continue in full force and effect notwithstanding a termination of Executive’s employment, including a termination as a result of his death or disability, except that the options shall terminate immediately in the event of a termination for cause, as hereinafter defined. For example, if an option is granted with respect to the fourth quarter of 2005, the option will become exercisable on the date that the Company files a Form 10-QSB or Form 10-KSB that shows net income for a quarter after the fourth quarter of 2005 and the option will expire on December 31, 2010.

(d) In addition to Salary and Bonuses, Executive shall receive the following benefits during the Term:

(i) Major medical health insurance for Executive and members of his immediate family; provided, however, that until such time as the Company shall have adopted a company-wide health insurance program, the Company will provide Executive with a monthly medical allowance of $750.

(ii) Dental insurance for Executive and members of his family; provided, that if the Company does not provide dental insurance coverage, the Company shall reimburse Executive for his dental expenses, including any dental insurance he may obtain, provided, that the payments pursuant to this Section 3(d)(ii) shall not exceed $5,000 per year.

(iii) Accident, life insurance and long-term disability insurance to the extent such benefits are provided to the Company’s executive officers.

(iv) Long-term health care insurance to the extent that the Company is able, by using reasonable efforts, to obtain such coverage for an annual premium which does not exceed $2,000. To the extent that the annual premium for such coverage exceeds $2,000, if Executive desires such coverage, he shall be responsible for the additional premiums.

(v) Vacation in accordance with Company policy.

(e) In the event of a termination of Executive’s employment as a result of his death or Disability, as hereinafter defined, the Company shall continue to pay to Executive or his beneficiary, his Salary at the annual rate in effect at the date of death or termination resulting from a Disability, until the earlier of (i) twelve (12) months from the date of death or such termination or (ii) the expiration of the Term.

(f) Any compensation paid or payable to Executive by any subsidiary of the Company shall be treated as a payment on account of the compensation due Executive pursuant to this Agreement.

4. Reimbursement of Expenses. The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement hereunder in accordance with the Company’s expense reimbursement policy.

5. Termination of Employment.

(a) This Agreement and Executive’s employment hereunder shall terminate immediately upon the death of Executive.

(b) This Agreement and Executive’s employment, may be terminated by Executive or the Company on not less than thirty (30) days’ written notice in the event of Executive’s Disability. The term “Disability” shall mean any illness, disability or incapacity of Executive which prevents him from substantially performing his regular duties for a period of three (3) consecutive months or four (4) months, even though not consecutive, in any twelve (12) month period. However, if Executive is covered by long-term disability insurance, the Company may not terminate this Agreement pursuant to this Section 5(b) unless Executive is eligible for disability payments under his long-term disability insurance.

(c) The Company may terminate this Agreement and Executive’s employment for cause, in which event no further compensation shall be payable to Executive subsequent to the date of such termination. The term “Cause” shall mean (i) a breach of Sections 6, 7 or 8 of this Agreement; (ii) a breach of trust whereby Executive obtains personal gain or benefit at the expense of or to the detriment of the Company; or (iii) a conviction of Executive of any felony or any misdemeanor involving drugs or controlled substances or theft, embezzlement or other taking of property belonging to another person. If the Company proposes to terminate this Agreement pursuant to clauses (i) or (ii) of this Section 5(c), the Company shall notify Executive in writing setting forth in reasonable detail the basis for the proposed termination, and Executive shall have a reasonable opportunity to respond to the Board and to be represented before the Board by counsel. If this Agreement is terminated pursuant to clause (iii) of this Section 5(c), and the conviction is subsequently reversed on appeal, the Company shall pay Executive his Salary for the balance of the Term. For purposes of clauses (iii) of this Section 5(c), a guilty plea or plea of nolo contendere or similar plea shall be deemed to be a conviction.

(d) In the event that (i) the Company terminates Executive’s employment other than as provided in Sections 5(a), (b) and (c) of this Agreement or (ii) Executive terminates his employment for Good Reason, as hereinafter defined, then in either case, (x) the Company shall pay to Executive, within fifteen (15) days after such termination, a severance payment equal to $150,000, and (y) all outstanding options held by Executive shall become immediately exercisable.

(e) Executive may terminate this Agreement on thirty (30) days’ notice for Good Reason. “Good Reason” shall mean (i) the Company’s failure to pay compensation as required by Section 3 of this Agreement; (ii) any other material breach of this Agreement by the Company, or (iii) the assignment of Executive without Executive’s consent to a position, responsibilities or duties of a lesser status or degree of responsibility than the Employee’s position, responsibilities, or duties as the Company’s chief financial officer.

6. Trade Secrets and Proprietary Information.

(a) Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its business, any business it proposes to engage in, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “confidential information” of the Company for the purposes of this Agreement. In consideration of his employment, Executive agrees that he will not, during or after the Term, without the consent of the Board make any disclosure of confidential information now or hereafter possessed by the Company, to any person, partnership, corporation or entity either during or after the term here of, except that nothing in this Agreement shall be construed to prohibit Executive from using or disclosing such information (a) if such disclosure is necessary in the normal course of the Company’s business in accordance with Company policies or instructions or authorization from the Board, (b) such information shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, or (c) subsequent to the Term, if such information shall have either (i) been developed by Executive independent of any of the Company’s confidential or proprietary information or (ii) been disclosed to Executive by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company. For the purposes of Sections 6, 7 and 8 of this Agreement, the term “Company” shall include the Company, its parent, its subsidiaries and affiliates, other than affiliates whose relationship as an affiliate is derived solely from Executive’s interest in or position at the affiliate.

(b) In the event that any trade secrets or other confidential information covered by Section 6(a) of this Agreement is required to be produced by Executive pursuant to legal process, Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten (10) business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company. The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court determination on the Company’s objections. If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is unequivocally required by the court order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

7. Covenant Not To Solicit or Compete.

(a) During the period from the date of this Agreement until one (1) year following the date on which Executive’s employment is terminated, Executive will not, directly or indirectly:

(i) Persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 7 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment hereunder or during the twelve (12) months preceding the termination of his employment);

(ii) solicit for himself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of his employment;

(iii) persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company; or

(iv) engage in any business in the United States whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, unless, at the time of such termination or thereafter during the period that Executive is bound by the provisions of this Section 7, the Company ceases to be engaged in such activity, provided, however, that nothing in this Section 7 shall be construed to prohibit Executive from (x) owning an interest of not more than five (5%) percent of any public company engaged in such activities or (y) serving as a financial or accounting officer or employee of a company engaged in such activities as long as Executive does not take any action expressly prohibited by Section 7(a)(i), (ii) or (iii) of this Agreement.

(b) Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of his employment are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(c) The Company acknowledges that the payment of Salary, Bonuses and other benefits provided in Section 3 of this Agreement is a necessary prerequisite to Executive being bound by the Restrictive Covenants. If the Company fails to pay to Executive such compensation or benefits within ten business days after receipt of written notice of such failure, Executive shall be relieved of his obligations to comply with the Restrictive Covenants. In the event of the termination of Executive’s employment other than (i) by the Company as provided in Sections 5(a), (b) or (c) of this Agreement or (ii) by Executive for Good Reason, the Restrictive Covenants shall terminate on the date of termination of Executive’s employment.

8. Inventions and Discoveries. Executive agrees promptly to disclose in writing to the Company any invention or discovery made by him during the period of time that this Agreement remains in full force and effect, whether during or after working hours, in any business in which the Company is then engaged or which otherwise relates to any product or service dealt in by the Company and such inventions and discoveries shall be the Company’s sole property. Upon the Company’s request, Executive shall execute and assign to the Company all applications for copyrights and letters patent of the United States and such foreign countries as the Company may designate, and Executive shall execute and deliver to the Company such other instruments as the Company deems necessary to vest in the Company the sole ownership of all rights, title and interest in and to such inventions and discoveries, as well as all copyrights and/or patents. If services in connection with applications for copyrights and/or patents are performed by Executive at the Company’s request after the termination of his employment hereunder, the Company shall pay him reasonable compensation for such services rendered after termination of this Agreement.

9. Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Sections 6, 7 or 8 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 9 shall not affect or limit, and the injunctive relief provided in this Section 9 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. The provisions of Sections 6, 7, 8 and 9 of this Agreement shall survive any termination of this Agreement and Executive’s employment pursuant to this Agreement.

10. Indemnification. The Company shall provide Executive with payment of legal fees and indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation, By-Laws, and the laws of the jurisdiction under which the Company was organized.

11. Miscellaneous.

(a) Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

(b) The Company represents, warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder and this Agreement has been duly authorized by the Board and no other corporate action is required of the Company to enter into this Agreement and perform its obligations hereunder.

(c) Executive will cooperate with the Company in connection with the Company’s application to obtain key-man life insurance on his life, on which the Company will be the beneficiary. Such cooperation shall include the execution of any applications or other documents requiring his signature and submission of insurance applications and submission to a physical.

(d) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 11(d), to the parties at their respective addresses set forth at the beginning of this Agreement or by telecopier to the Company at (561) 750-0420, or to Executive at (561) - , with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or telecopier number to which notice is to be sent. If no telecopier number is provided for Executive, notice to him shall not be sent by telecopier.

(e) This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida applicable to contracts executed and to be performed wholly within such State, without regard to principles of conflicts of laws except that the provisions of Section 10 shall be governed by the corporation law of the state in which the Company is incorporated.

(f) Except for actions, suits, or proceedings taken pursuant to or under Section 6, 7, 8 or 9 of this Agreement, any dispute concerning this Agreement or the rights of the parties hereunder shall be submitted to binding arbitration in Miami, Florida before a single arbitrator under the rules of the American Arbitration Association. The award of the arbitrator shall be final, binding and conclusive on all parties, and judgment on such award may be entered in any court having jurisdiction. The arbitrator shall have the power, in his discretion, to award counsel fees and costs to the prevailing party. The arbitrator shall have no power to modify or amend any specific provision of this Agreement except as expressly provided in Section 7(b) and 11(h) of this Agreement.

(g) Notwithstanding the provisions of Section 11(f) of this Agreement, with respect to any claim for injunctive relief or other equitable remedy pursuant to Section 9 of this Agreement or any claim to enforce an arbitration award or to compel arbitration, the parties hereby (i) consent to the exclusive jurisdiction of the state courts sitting in Palm Beach County, Florida and (ii) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof.

(h) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

(i) This Agreement constitute the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(j) Neither party hereto shall have the right to assign or transfer any of its or his rights hereunder except in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(k) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(l) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(m) No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ADSOUTH PARTNERS, INC.

By:	/S/Jereald Horowitz

EXECUTIVE:

/S/ Anton Lee Wingeier